Sidley Austin Brown & Wood LLP

beijing

brussels

chicago

dallas

geneva

hong kong

london
Bank One Plaza
10 S. Dearborn Street
Chicago, Illinois 60603
Telephone 312 853 7000
Facsimile 312 853 7036
www.sidley.com
Founded 1866
los angeles

new york

san francisco

shanghai

singapore

tokyo

washington, d.c.

September 22, 2005
ING USA Annuity and Life Insurance Company
1475 Dunwoody Drive, Suite 400
West Chester, Pennsylvania 19380
Re:	ING USA Global Funding Trust 2 Secured Medium-Term Notes
Ladies and Gentlemen:
          This opinion letter is delivered to you in connection with the issuance by ING USA Global Funding Trust 2 (the “Trust”) of $150,000,000 aggregate principal amount of the Trust’s Floating Rate Secured Medium-Term Notes due 2010 (the “Notes”) related to funding agreement No. RMTN-2 (the “Funding Agreement”) executed by ING USA Annuity and Life Insurance Company, an Iowa life insurance company (“ING USA”). The Trust was formed on September 15, 2005 (the “Formation Date”) and the Notes will be issued on September 22, 2005 (the “Issuance Date”).
     We have acted as special counsel to ING USA in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), by ING USA of a Registration Statement on Form S-3 (File No. 333-123457) on March 18, 2005, as amended by Amendment No. 1 filed with the Commission on April 22, 2005, and Amendment No. 2 filed with the Commission on May 17, 2005 (including the documents incorporated by reference therein, the “Registration Statement”), including a prospectus (including the documents incorporated by reference therein, the “Prospectus”), relating to secured medium-term notes to be issued from time to time by newly established separate and distinct special purpose common law trusts, each of which will be formed in a jurisdiction located in the United States specified in the applicable pricing supplement, and a prospectus supplement to the Prospectus, relating to secured medium-term notes to be issued by the trusts (the “Institutional Prospectus Supplement”). The Registration Statement provides for (i) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign currencies, aggregate principal amount of notes to be issued by the trusts, and (ii) the registration of up to $5,000,000,000, or the equivalent amount in one or more foreign
SIDLEY AUSTIN BROWN & WOOD LLP IS A LIMITED LIABILITY PARTNERSHIP
PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

Sidley Austin Brown & Wood LLP	Chicago
ING USA Annuity and Life Insurance Company
September 22, 2005

currencies, of ING USA’s funding agreements to be sold to the trusts in connection with the issuance and sale of notes.
     In furnishing this opinion, we have reviewed and participated in the preparation of: (i) the Registration Statement, the Prospectus, the Institutional Prospectus Supplement and the pricing supplement related to the Notes, dated as of the Formation Date, (ii) the trust agreement, dated as of the Formation Date (the “Trust Agreement”), between U.S. Bank National Association, as trustee, and GSS Holdings II, Inc., as trust beneficial owner, which adopts and incorporates the standard trust terms dated May 17, 2005, (iii) the indenture, dated as of the Issuance Date (the “Indenture”), between Citibank, N.A., as indenture trustee, and the Trust, which adopts and incorporates the standard indenture terms dated May 17, 2005, (iv) the terms agreement, dated as of the Formation Date (the “Terms Agreement”), by and among ING USA, the Trust, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston LLC, and Morgan Stanley & Co. Incorporated, which adopts and incorporates the standard distribution agreement terms dated May 25, 2005, (v) the omnibus instrument, dated as of the Formation Date, which includes the Trust Agreement, Indenture and Terms Agreement executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the closing instrument, dated as of the Issuance Date, related to the Trust, (vii) the Notes, (viii) the Funding Agreement and (ix) such other records, documents, certificates or other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies submitted to us for our examination. We have also assumed that the transactions described in the Registration Statement are performed in the manner described therein.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the Institutional Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations,” to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is our opinion.
     In rendering the opinion set forth above, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.
     This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

Sidley Austin Brown & Wood LLP	Chicago
ING USA Annuity and Life Insurance Company
September 22, 2005

     We hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by ING USA in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Sidley Austin Brown & Wood LLP